Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To: Commonwealth Markets Inc. as Manager of Commonwealth Thoroughbreds LLC

We hereby consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our report dated October 16, 2019 (March 3, 2020 as to Notes 6 and 7), with respect to our audit of the balance sheet of Commonwealth Thoroughbreds LLC as of August 31, 2019 and the related statements of operations, changes in member's equity and cash flows for the period from June 12, 2019 (inception) through August 31, 2019, and the related notes to the financial statements.

/s/ Dean Dorton Allen Ford, PLLC

Lexington, Kentucky
March 3, 2020